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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
 Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 33-48904

                            PNEUMO ABEX CORPORATION
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            (Exact name of registrant as specified in its charter)


               Third Street & Jefferson Avenue, Camden, NJ 08104
                               Tel: 609-964-8840
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  11-7/8% Senior Subordinated Notes due 2002
        --------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
        --------------------------------------------------------------
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)    [X]               Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii)   [ ]               Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]               Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4-(a)(2)(ii)  [ ]               Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(i)    [X]

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Pneumo Abex Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 17, 1997                      By: /s/ Glenn P. Dickes
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                                                       Glenn P. Dickes
                                                        Vice President